As filed with the Securities and Exchange Commission on June 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R1 RCM INC.

(Exact name of registrant as specified in its charter)

Delaware	87-4340782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(Address of Registrant’s Principal Executive Office) (Zip Code)

R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan

R1 RCM Inc. 2022 Inducement Plan

(Full title of the plan)

M. Sean Radcliffe

Executive Vice President and General Counsel

R1 RCM Inc.

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(312) 324-7820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Ana Sempertegui

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 21, 2022, pursuant to the Transaction Agreement and Plan of Merger, dated January 9, 2022 (the “Transaction Agreement”), by and among R1 RCM Inc. (the “Registrant,” known as Project Roadrunner Parent Inc. prior to the Holding Company Reorganization (as defined below)), R1 RCM Holdco Inc. (“Old R1,” known as R1 RCM Inc. prior to the Holding Company Reorganization), Project Roadrunner Merger Sub Inc. (“R1 Merger Sub”), Revint Holdings, LLC (“Cloudmed”) and the remaining parties thereto, the Registrant acquired all of the outstanding shares of Old R1 through a transaction in which R1 Merger Sub merged with and into Old R1 with Old R1 as the surviving entity, which resulted in Old R1 becoming a wholly-owned subsidiary of the Registrant (the “Holding Company Reorganization”).

Upon consummation of the Holding Company Reorganization:

•

each stock option and restricted stock unit of Old R1 granted under the R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “Incentive Plan”) ceased to represent or relate to a share of Old R1 common stock and was converted automatically to represent or relate to a share of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), on the same terms and conditions as were applicable to such stock option or restricted stock unit prior to the Holding Company Reorganization (the “Assumed Awards”);

•

outstanding restricted units of Cloudmed were replaced by an aggregate 1,536,220 restricted stock units of the Registrant (the “Replacement Awards”); such Replacement Awards qualify as “Substitute Awards” under Section 4(b) of the Incentive Plan that do not count against the overall share limit set forth in Section 4(a)(1) of the Incentive Plan; and

•

the Registrant issued an aggregate 3,173,184 performance-based restricted stock units and restricted stock units (the “Inducement Awards”) to certain employees of Cloudmed under its newly adopted 2022 Inducement Plan (the “Inducement Plan”).

This registration statement on Form S-8 (this “Registration Statement”) of the Registrant relates to (a) 25,941,790 shares of Common Stock, which represent shares of Common Stock reserved with respect to awards issued or available for delivery under the Incentive Plan, including (i) the Assumed Awards issued under the Incentive Plan, (ii) the Replacement Awards and (iii) shares of Common Stock that may again become available for delivery with respect to awards under the Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Incentive Plan and (b) 6,225,000 shares of Common Stock reserved and available for delivery with respect to awards under the Inducement Plan, to be granted to certain individuals and approved by the Registrant’s board of directors, as an inducement material to each such individual’s respective acceptance of employment with the Registrant, including the Inducement Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to the individuals receiving the inducement awards referred to above as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a) Old R1’s Annual Report on Form 10-K for the fiscal year ended December  31, 2021, filed with the Commission on February 17, 2022;

(b) Old R1’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 9, 2022;

(c) Old R1’s Current Reports on Form 8-K filed with the Commission on January 10, 2022, as amended by the Current Report on Form 8-K/A filed on January  11, 2022, February  7, 2022, April  12, 2022, May  23, 2022, June  2, 2022 and June 14, 2022;

(d) The Registrant’s Current Report on Form 8-K12B filed with the Commission on June 21, 2022; and

(e) The description of the Registrant’s Common Stock contained in the prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-264188) on April 22, 2022, forming part of the Registrant’s registration statement on Form S-4, as amended, originally filed with the Commission on April 7, 2022.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant is party to indemnification agreements with each of the Registrant’s executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant will maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 8. Exhibits.

See Exhibit Index.

EXHIBIT INDEX

Exhibit Number	Description

4.1	R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Old R1’s Current Report on Form 8-K filed with the Commission on May 21, 2021)

4.2*	R1 RCM Inc. 2022 Inducement Plan

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to this Registration Statement)

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray, Utah, on June 21, 2022.

R1 RCM INC.

By:	/s/ Joseph Flanagan
Name: Joseph Flanagan
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of R1 RCM Inc., hereby severally constitute and appoint Joseph Flanagan, Rachel Wilson, Richard B. Evans, Jr. and M. Sean Radcliffe, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable R1 RCM Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 21, 2022.

Signature	Title

/s/ Joseph Flanagan Joseph Flanagan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rachel Wilson Rachel Wilson	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Richard B. Evans, Jr.	Corporate Controller (Principal Accounting Officer)
Richard B. Evans, Jr.

/s/ Agnes Bundy Scanlan Agnes Bundy Scanlan	Director

/s/ David M. Dill	Director
David M. Dill

/s/ Michael C. Feiner Michael C. Feiner	Director

/s/ John B. Henneman III John B. Henneman III	Lead Director

/s/ Neal Moszkowski Neal Moszkowski	Director

/s/ Ian Sacks Ian Sacks	Director

/s/ Jill Smith Jill Smith	Director

/s/ Anthony J. Speranzo Anthony J. Speranzo	Chair of the Board

/s/ Anthony R. Tersigni Anthony R. Tersigni	Director

/s/ Albert R. Zimmerli Albert R. Zimmerli	Director